Exhibit 99.1

Watsco Updates 2006 Earnings Estimates

Provides Earnings Outlook for 2007;

Reports on Recent Acquisition Activities;

Schedules Conference Call

COCONUT GROVE, FLORIDA – January 15, 2007 — Watsco, Inc. (NYSE:WSO) today updated its 2006 earnings estimates, provided an earnings outlook for 2007, highlighted details about recent acquisition activities and announced the date for its fourth quarter earnings conference call.

Update of 2006 Earnings Estimates

Watsco announced today that for the year ended December 31, 2006, the Company estimates its earnings per share on a fully diluted basis will be $2.94 to $2.98, an increase of 17% to 18% over the record $2.52 reported in 2005. Revenues are expected to be approximately $1.8 billion, a 7% increase over 2005. Operating cash flow for 2006 is expected to be approximately $69 million versus $36 million in 2005.

Fourth quarter earnings per share is estimated to be 40 cents to 44 cents, the second highest result for the period. 2006 follows 2005’s blockbuster fourth quarter of 50 cents per share, which was an increase of more than 100% over the prior year. The 2005 results included seasonably better weather for the sale of heating products than in 2006 as well as sales opportunities generated in advance of the 13 SEER product transition. Operating cash flow for the fourth quarter is expected to be approximately $79 million.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer stated: “2006 was a record year for Watsco and our balance sheet is in terrific shape as we continue to build our network. We opened 15 new locations in 2006 and recently acquired 18 more. The blow-out fourth quarter of 2005 has proven difficult to outperform in 2006. Our investment in lower-SEER equipment products a year ago in advance of the transition created unique sales opportunities and we took full advantage. The end of 2006 has proven to be more traditional market conditions for the replacement of HVAC systems and the top-line has also been somewhat influenced by unseasonably warm weather and slower residential new construction. Looking at growth rates over a longer horizon, the fourth quarter and annual results are consistent with our long-term growth rates.”

2007 Earnings Outlook

Watsco’s earnings outlook for 2007 is earnings per share growth of 15% to 20%. Mr. Nahmad added, “Although some of the trends experienced during the fourth quarter of 2006 are likely to linger into the first quarter of 2007, we believe consistent sales and earnings growth should emerge in the second quarter as we pass the anniversary of the transition to the new 13 SEER products. Operating margins again expanded in 2006 and we expect continued improvement in 2007 with sales growth of new products, favorable pricing comparisons for unitary air conditioning equipment, increased profit at new locations, integration activities and overall cost leverage contributing to earnings growth. We also expect to shed the incremental operating costs incurred during the transition of products in 2006. Strong cash flow should also prove to be a significant opportunity as product availability, lead times and delivery from our OEMs have returned to more normal levels.”

Acquisition Activities

Baker Distributing Company, a Watsco subsidiary, recently completed two acquisitions. A&R Supply, Inc., a distributor of refrigeration products founded in 1957 and headquartered in Memphis, Tennessee, was acquired in October 2006, adding eight new locations to the western Tennessee, Mississippi and Arkansas markets. ASHA

Distributing, Inc., a distributor of air conditioning and heating products founded in 1982 and headquartered in Omaha, Nebraska, was acquired in December 2006, adding 10 locations to the Nebraska, Missouri and Kansas markets. In aggregate, the two companies had revenues of $23 million during the twelve months prior to acquisition and were slightly dilutive to 2006 fourth quarter earnings results.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer, stated: “We continue to build Watsco’s network by acquiring well-established businesses. We have the opportunity to expand product offerings and to open additional locations to better serve the existing customer base and to attract new customers. Acquisitions remain a key focus for us to meet our long-term goal of building a network of locations that provide the finest service and product availability for contractors, assisting and supporting them as they serve the nation’s homeowners and businesses. Today we possess approximately 7.4% market share and have ambitious plans to grow well beyond where we are at present.”

Schedule for Earnings Conference Call

Watsco, Inc. (NYSE: WSO) will host a conference call to discuss its 2006 fourth quarter earnings results on Tuesday, February 13, 2007 at 10:00 a.m. (ET). The conference call will be web-casted by CCBN’s StreetEvents on our web site, http://www.watsco.com. The earnings results will be released before the market opens on February 13, 2007. A replay of the conference call will be available on the Company’s web site.

There are an estimated 120 million single-family homes in the United States, most of which have central air conditioning and heating systems. Eventually, these systems wear out and require repair or replacement. Watsco’s focused strategy provides the products, technical support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry, currently operating 380 locations serving over 40,000 customers in 32 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.